Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-123694) of JAMDAT Mobile Inc. of our report dated March 18, 2005 relating to the financial statements of Blue Lava Wireless, LLC, which appear in this Current Report on Form 8-K/A of JAMDAT Mobile Inc. dated July 5, 2005.

/s/ PricewaterhouseCoopers LLP

Honolulu, Hawaii
June 27, 2005